UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 18, 2005

En Pointe Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28052	75-2467002
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 N. Sepulveda Blvd., 19th Floor, El Segundo, California		90245
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 725-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2005, the Registrant entered into a subscription agreement with Premier BPO, Inc., a Delaware corporation ("PBPO"), to purchase 1,666 shares of PBPO common stock in a private placement for $150 per share, or an aggregate purchase price of $249,900. In addition to the Registrant’s foregoing investment, certain of the Registrant’s board members and certain of PBPO’s officers and directors entered into subscription agreements to invest an additional aggregate of $384,900 in the private placement. Prior to the completion of the transaction, the Registrant owned an approximate 38% voting interest in PBPO plus 6,313 shares of Series A non-voting convertible preferred stock.

PBPO is a variable interest entity within the meaning of Financial Interpretation Number 46 and, as such, its operations are required to be consolidated with the Registrant’s operations. One of the Registrant’s board members, Mark Briggs, owns an approximate 22% voting interest in PBPO (prior to the completion of the private placement) and also serves as PBPO’s Chairman of the Board and Chief Executive Officer. Further, the Registrant’s Chairman of the Board, Bob Din, represents the Registrant’s interest as a member of PBPO’s board of directors. Finally, the owners of Ovex Technologies (Private) Limited, the Pakistani company in Islamabad that performs the operational side of the Registrant’s outsourcing, owns collectively an approximate 22% voting interest in PBPO (prior to completion of the private placement) plus additional shares of Series A non-voting convertible preferred stock. The transaction was approved by the Registrant’s Audit Committee and its Board of Directors.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. This announcement is not an offer to sell securities of PBPO, and any opportunity to participate in the private placement was available to a very limited group of accredited investors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

En Pointe Technologies, Inc.

March 24, 2005	By:	/s/ Javed Latif

Name: Javed Latif
Title: Chief Financial Officer